EXHIBIT 11

                        DATA GENERAL CORPORATION

       COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
                               (Unaudited)

                 (In thousands except per share amounts)

                                     Quarter Ended      Nine Months Ended
                                  -------------------   -----------------
                                  June 29,    July 1,   June 29,   July 1,
                                   1996         1995      1996      1995
                                  -------     -------   -------    -------
Primary earnings per share:
Net income (loss) . . . . . . .  $ 7,141    $ (61,384)  $ 18,184  $ (48,239)
                                 =======    =========   ========  =========
Weighted average shares
outstanding . . . . . . . . . .   39,045       37,192     38,563     36,883

Incremental shares from use of
treasury stock method for stock
options. . . . . . . . . . . .     2,469          --       2,497        554
                                --------   ----------   --------  ---------
Common and common equivalent
shares, where applicable . . .    41,514       37,192     41,060     37,437
                                  ======       ======     ======     ======

Net income (loss) per share  .     $0.17       $(1.65)     $0.44    $(1.29)
                                   =====       ======      =====    ======

Earnings per share assuming full
dilution: (a)
Net income (loss)  . . . . . .   $ 7,141    $ (61,384)  $ 18,184  $ (48,239)
                                 =======    ==========  ========  =========

Weighted average shares
outstanding  . . . . . . . . .    39,045       37,192     38,563     36,883

Incremental shares from use of
treasury stock method for stock
options  . . . . . . . . . . .     2,501          --       2,647        578
                                  ------       ------     ------     ------

Common and common equivalent
shares assuming full dilution,
where applicable . . . . . . .    41,546       37,192     41,210     37,461
                                  ======       ======     ======     ======

Net income (loss) per share  .     $0.17       $(1.65)     $0.44     $(1.29)
                                   =====       ======      =====     ======


(a) For the quarters and nine-month periods ended June 29, 1996 and July 1, 1995, the assumed conversion of convertible debentures, giving effect to the incremental shares and the adjustment to reduce interest expense, results in anti-dilution and has therefore been excluded from the
    computation.   For the quarter ended July 1, 1995,  the assumed exercise
    of options outstanding under the company's stock options plan using the treasury stock method, is anti-dilutive and has been excluded from the computation.